Exhibit 3.2

AMENDED AND RESTATED
BYLAWS
OF
MR. COOPER GROUP INC.
(a Delaware corporation)

TABLE OF CONTENTS
Page

Article I OFFICES	1

1.1	Registered Office and Agent 1

1.2	Principal Offices 1

1.3	Other Offices 1

Article II MEETINGS OF STOCKHOLDERS	1

2.1	Annual Meeting 1

2.2	Special Meeting 2

2.3	Place of Meetings 5

2.4	Notice 5

2.5	Voting List 6

2.6	Quorum; Adjournment 6

2.7	Required Vote; Withdrawal of Quorum 6

2.8	Method of Voting; Proxies 7

2.9	Record Date 7

2.10	Conduct of Meeting 8

2.11	Inspectors 8

2.12	Approval of Corporate Action by Stockholders Without Meeting 9

2.13	Advance Notice by Stockholders of Nominations and Proposals of Business 12

Article III DIRECTORS	21

3.1	Management 21

3.2	Number; Qualification; Election; Term 21

3.3	Change in Number 21

3.4	Vacancies 21

3.5	Meetings of Directors 21

3.6	Annual Meeting 22

3.7	Regular Meetings 22

3.8	Special Meetings 22

3.9	Notice 22

3.10	Quorum; Majority Vote 22

3.11	Procedure 22

3.12	Compensation 23

3.13	Chairman of the Board 23

3.14	Action by Board or Committees Without Meeting 23

3.15	Removal 23

Article IV COMMITTEES	23

4.1	Designation 23

4.2	Number; Qualification; Term 23

4.3	Authority 24

4.4	Committee Changes 24

4.5	Regular Meetings 24

4.6	Special Meetings 24

4.7	Quorum; Majority Vote 24

4.8	Minutes 25

4.9	Compensation 25

4.10	Responsibility 25

Article V NOTICE	25

5.1	Method 25

5.2	Waiver 25

Article VI OFFICERS	26

6.1	Number; Titles; Term of Office 26

6.2	Removal 26

6.3	Vacancies 26

6.4	Authority 26

6.5	Compensation 26

6.6	Chief Executive Officer 26

6.7	President 26

6.8	Chief Financial Officer 27

6.9	Vice Presidents 27

6.10	Treasurer 27

6.11	Assistant Treasurers 27

6.12	Secretary 27

6.13	Assistant Secretaries 28

Article VII CERTIFICATES AND STOCKHOLDERS	28

7.1	Certificates for Shares 28

7.2	Replacement of Lost or Destroyed Certificates 28

7.3	Facsimile Signatures 29

7.4	Transfer of Shares 29

7.5	Registered Stockholders 29

7.6	Regulations 29

7.7	Legends 29

Article VIII INDEMNIFICATION/ADVANCEMENT OF EXPENSES	29

8.1	Nature of Indemnity 29

8.2	Advances for Expenses 30

8.3	Procedure for Indemnification and Advancement 30

8.4	Other Rights; Continuation of Right to Indemnification 31

8.5	Insurance 31

8.6	Savings Clause 31

Article IX MISCELLANEOUS PROVISIONS	31

9.1	Dividends 32

9.2	Reserves 32

9.3	Books and Records 32

9.4	Fiscal Year 32

9.5	Seal 32

9.6	Resignations 32

9.7	Securities of Other Corporations 32

9.8	Telephone Meetings 32

9.9	Treasury Regulation 1.382-3 32

9.10	Invalid Provisions 33

9.11	Mortgages, etc 33

9.12	Headings 33

ii

9.13	References 33

9.14	Exclusive Forum 33

9.15	Amendments 34

iii

AMENDED AND RESTATED
BYLAWS
OF
MR. COOPER GROUP INC.
(a Delaware corporation)
As Amended and Restated through November 5, 2018
PREAMBLE
These Amended and Restated Bylaws (as may be amended from time to time, these “Bylaws”) are subject to, and governed by, the General Corporation Law of the State of Delaware (“DGCL”) and the Amended and Restated Certificate of Incorporation (as may be amended and/or restated from time to time, the “Charter”) of Mr. Cooper Group Inc., a Delaware corporation (the “Corporation”). In the event of a direct conflict between the provisions of these Bylaws and the mandatory provisions of the DGCL or the Charter, such provisions of the DGCL or the Charter, as the case may be, shall control.

ARTICLE I
OFFICES

1.1    Registered Office and Agent. The registered office and registered agent of the Corporation shall be as designated from time to time by the appropriate filing by the Corporation in the office of the Secretary of State of the State of Delaware.

1.2    Principal Offices. The principal office for the transaction of the business of the Corporation shall be at such place as may be established by the board of directors of the Corporation (the “Board”), within or without the State of Delaware. The Board is granted full power and authority to change said principal office from one location to another.

1.3    Other Offices. The Corporation may also have offices at such other places, both within and without the State of Delaware, as the Board may from time to time determine or as the business of the Corporation may require.

ARTICLE II
MEETINGS OF STOCKHOLDERS

2.1    Annual Meeting. An annual meeting of stockholders of the Corporation shall be held on such date and at such time as shall be designated from time to time by the Board and stated in the notice of the meeting. At such meeting, the stockholders shall, subject to Article III hereof, elect directors and transact such other business as may properly be brought before the meeting in accordance with these Bylaws. The Board may, at any time prior to the holding of an annual meeting of stockholders and for any reason, postpone, reschedule or cancel any annual meeting of stockholders previously scheduled by the Board.

2.2    Special Meeting.

(a)A special meeting of the stockholders may be called at any time by the Chairman of the Board, the Lead Independent Director, if any, the President, or the Board, and shall be called by the President or the Secretary of the Corporation (the “Secretary”) at the request in writing of the stockholders of record of not less than ten percent (10%) of all shares entitled to vote at such meeting, if such stockholders comply with the procedures set forth in this Section 2.2, or as otherwise provided by the Charter. Except as otherwise required by applicable law, only business within the purpose or purposes described in the notice of special meeting may be conducted at a special meeting of stockholders. For purposes hereof, a “Meeting Requesting Person” shall mean (i) the stockholder of record making the request to fix a Requested Record Date (as defined below) for the purpose of determining the stockholders entitled to request that the Secretary call a special meeting, (ii) the beneficial owner or beneficial owners, if different from the stockholder of record, on whose behalf such request is made, and (iii) any affiliate of such stockholder of record or beneficial owner(s). Any special meeting of the stockholders shall be held either within or without the State of Delaware, at such place, if any, and on such date and time, as shall be specified in the notice of such special meeting. The Board may, at any time prior to a special meeting of stockholders and for any reason, postpone, reschedule or cancel any special meeting of stockholders previously scheduled by the Board.

(b)No stockholder may request that the Secretary call a special meeting of stockholders pursuant to these Bylaws (a “Stockholder Requested Special Meeting”) unless a stockholder of record has first submitted a request in writing that the Board fix a record date (a “Requested Record Date”) for the purpose of determining stockholders entitled to request that the Secretary call such special meeting, which request shall be in proper form and delivered to the Secretary at the principal executive office of the Corporation. To be in proper form, such request shall:

(i)bear the signature and the date of signature by the stockholder of record submitting such request and set forth the name and address of such stockholder as they appear in the Corporation’s books;

(ii)include (A) a reasonably brief description of the purpose or purposes of the Stockholder Requested Special Meeting and the business proposed to be conducted at the Stockholder Requested Special Meeting (the “Proposed Business”) and (B) the reasons for conducting the Proposed Business at the Stockholder Requested Special Meeting; and

(iii)include, as to each item of Proposed Business and each Meeting Requesting Person and Stockholder Associated Person (as defined below), the information required to be set forth in a notice under Article II, Section 2.13 of these Bylaws as if such Proposed Business were to be considered at an annual meeting of stockholders, except that for purposes of this Section 2.2(b)(iii), the term “Meeting Requesting Person” shall be substituted for the term “stockholder” in all places it appears in Article II, Section 2.13 of these Bylaws.

(c)Within 10 business days after the Secretary receives a request to fix a Requested Record Date in proper form and otherwise in compliance with this Section 2.2 from any stockholder of record, the Board may adopt a resolution fixing a Requested Record Date for the purpose of determining the stockholders entitled to request that the Secretary call a special meeting, which date shall not precede the date upon which the resolution fixing the Requested Record Date is adopted by the Board. Notwithstanding anything in this Section 2.2(c) to the contrary, no Requested Record Date shall be fixed if the Board determines that the request or requests that would otherwise be submitted following such

Requested Record Date could not comply with the requirements set forth in clause (ii) or (iv) of Section 2.2(e) below.

(d)Without qualification, a Stockholder Requested Special Meeting shall not be called unless one or more stockholders (such stockholders requesting such Stockholder Requested Special Meeting, or, if different from the stockholder of record, the beneficial owner or beneficial owners requesting such Stockholder Requested Special Meeting or any affiliate of such stockholder of record or beneficial owner(s), a “Calling Person”) owning as of the Requested Record Date not less than ten percent (10%) of all shares entitled to vote at such meeting (the “Requisite Percentage”) timely provide one or more requests to call such special meeting in writing and in proper form to the Secretary at the principal executive office of the Corporation. To be timely, a stockholder’s request to call a special meeting must be delivered to the Secretary at the principal executive office of the Corporation not later than the 60th day following the Requested Record Date. To be in proper form for purposes of this Section 2.2(d), a request to call a special meeting shall include the signature and the date of signature by the stockholder submitting such request and set forth (i) if such stockholder is a stockholder of record, the name and address of such stockholder as they appear in the Corporation’s books and, if such stockholder is not a stockholder of record, the name and address of such stockholder, (ii) the Proposed Business, (iii) the reasons for conducting the Proposed Business at the Stockholder Requested Special Meeting and (iv) as to each item of Proposed Business and each Calling Person and Stockholder Associated Person (as defined below), except for any Solicited Stockholder (as defined below), the information required to be set forth in a notice under Article II, Section 2.13 of these Bylaws as if such Proposed Business were to be considered at an annual meeting of stockholders, except that for purposes of this Section 2.2(d)(iii), the term “Calling Person” shall be substituted for the term “stockholder” in all places it appears in Article II, Section 2.13) of these Bylaws. For purposes hereof, “Solicited Stockholder” means any stockholder that has provided a request to call a special meeting in response to a solicitation made pursuant to, and in accordance with, Section 14 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder by way of a definitive consent solicitation statement filed on Schedule 14A, and the term “Special Meeting Request” refers to a request to call a special meeting that is delivered to the Secretary by a stockholder as of the Requested Record Date and is timely and in proper form under this Section 2.

(e)The Secretary shall not accept, and shall consider ineffective, any Special Meeting Request that (i) does not comply with this Section 2.2, (ii) relates to an item of business proposed to be transacted at the special meeting that is not a proper subject for stockholder action under applicable law, (iii) includes an item of business proposed to be transacted at such meeting that did not appear on the written request that resulted in the determination of the Requested Record Date or (iv) otherwise does not comply with applicable law.

(f)A stockholder may revoke a Special Meeting Request by written revocation delivered to the Secretary at any time prior to the Stockholder Requested Special Meeting. If written revocation(s) of the Special Meeting Request have been delivered to the Secretary and the result is that (after giving effect to all revocations) stockholders holding less than the Requisite Percentage have delivered Special Meeting Requests to the Secretary: (i) if the notice of meeting has not already been mailed to stockholders, the Secretary shall refrain from mailing the notice of the Stockholder Requested Special Meeting or (ii) if the notice of meeting has already been mailed to stockholders, the Secretary shall revoke the notice of the meeting. If, subsequent to the refraining from mailing of the notice of meeting pursuant to clause (i) of the immediately preceding sentence or subsequent to the revocation of the notice of meeting pursuant to clause (ii) of the immediately preceding sentence, as applicable (but in any event on or prior to the 60th day after the Requested Record Date), the Secretary has received

Special Meeting Requests from stockholders holding the Requisite Percentage, then, at the Board’s option, either (A) the original record date, meeting date and time, and location for the Stockholder Requested Special Meeting set in accordance with Section 2.2(g) below shall apply with respect to the Stockholder Requested Special Meeting or (B) the Board may disregard the original record date, meeting date and time, and location for the Stockholder Requested Special Meeting from those originally set in accordance with Section 2.2(g) below and, within 10 days following the date on which the Secretary has received the Special Meeting Requests from stockholders holding the Requisite Percentage, set a new record date, meeting date and time, and location for the Stockholder Requested Special Meeting (and in such case notice of the Stockholder Requested Special Meeting shall be given in accordance with Section 2.4 below).

(g)Subject to Section 2.2(f) above, within ten (10) days following the date on which the Secretary has received Special Meeting Requests in accordance with this Section 2.2 from stockholders holding the Requisite Percentage, the Board shall fix the record date, meeting date and time, and location for the Stockholder Requested Special Meeting; provided, however, that the date of any such Stockholder Requested Special Meeting shall not be more than 90 days after the date on which valid Special Meeting Requests from stockholders holding the Requisite Percentage are delivered to the Secretary (and are not revoked). Notwithstanding anything in these Bylaws to the contrary, the Board may submit its own proposal or proposals for consideration at any Stockholder Requested Special Meeting. Subject to Section 2.2(f) above, the record date for the Stockholder Requested Special Meeting shall be fixed in accordance with this Section 2.2(g), and the Board shall provide notice of the Stockholder Requested Special Meeting in accordance with Section 2.4 below.

(h)In connection with a Stockholder Requested Special Meeting called in accordance with this Section 2.2, the stockholders of record (except for any Solicited Stockholder) who requested that the Board fix a Requested Record Date in accordance with Section 2.2 or the stockholders who delivered a Special Meeting Request to the Secretary in accordance with this Section 2.2 shall further update the information previously provided to the Corporation in connection with such request, if necessary, so that the information provided or required to be provided in such request pursuant to this Section 2.2 remains true and correct as of the record date for stockholders entitled to vote at the Stockholder Requested Special Meeting and as of the date that is 10 business days prior to the Stockholder Requested Special Meeting or any adjournment or postponement thereof, and such update shall be delivered to the Secretary at the principal executive office of the Corporation not later than 5:00 p.m. Eastern Time five business days after the record date for stockholders entitled to vote at the Stockholder Requested Special Meeting (in the case of the update required to be made as of such record date) and not later than 5:00 p.m. Eastern Time seven business days prior to the date for the Stockholder Requested Special Meeting or, if practicable, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the Stockholder Requested Special Meeting has been adjourned or postponed) (in the case of the update required to be made as of ten business days prior to the Stockholder Requested Special Meeting or any adjournment or postponement thereof).

(i)Notwithstanding anything in these Bylaws to the contrary, the Secretary shall not be required to call a special meeting except in accordance with this Section 2.2. If the Board determines that any request to fix a Requested Record Date or Special Meeting Request was not properly made in accordance with this Section 2.2, or determines that the stockholders of record requesting that the Board fix such Requested Record Date or stockholders making the Special Meeting Request have not otherwise complied with this Section 2.2, then the Board shall not be required to fix such Requested Record Date, to fix a special meeting record date or to call and hold a special meeting. In addition to the requirements of this Section 2.2, each Meeting Requesting Person and stockholder making a Special Meeting Request shall comply with all requirements of applicable law, including all requirements of the Exchange Act, with respect to any request to fix a Requested Record Date or to call a special meeting.

2.3    Place of Meetings. An annual meeting of stockholders may be held at any place within or without the State of Delaware designated by the Board. A special meeting of stockholders may be held at any place within or without the State of Delaware designated in the notice of the meeting. Meetings of stockholders shall be held at the principal office of the Corporation unless another place is designated for meetings in the manner provided herein.

2.4    Notice. Notice stating the place, if any, date and time of each meeting of the stockholders, the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, the record date for determining the stockholders entitled to vote at the meeting, if such date is different from the record date for determining stockholders entitled to notice of the meeting, and, in case of a special meeting, the purpose or purposes for which the meeting is called shall, unless otherwise provided by law, the Charter or these Bylaws, be delivered not less than ten (10) nor more than sixty (60) days before the date of the meeting, to each stockholder of record entitled to vote at such meeting, as of the record date for determining the stockholders entitled to notice of the meeting. If such notice is to be sent by United States mail, it shall be directed to such stockholder at such stockholder’s address as it appears on the records of the Corporation, unless such stockholder shall have filed with the Secretary of the Corporation a written request that notices to such stockholder be mailed to some other address, in which case it shall be directed to such stockholder at such other address and such notice shall be deemed to have been given when deposited in the United States mail postage prepaid. Notice of any meeting of stockholders shall not be required to be given to any stockholder who shall attend such meeting in person or by proxy and shall not, at the beginning of such meeting, object to the transaction of any business because the meeting is not lawfully called or convened, or who shall, either before or after the meeting, submit a signed waiver of notice, in person or by proxy. Without limiting the manner by which notice otherwise may be given effectively to stockholders, any notice to stockholders may be given by electronic transmission in the manner provided in Section 232 of the DGCL.

2.5    Voting List. At least ten (10) days before each meeting of stockholders, the officer of the Corporation who has charge of the Corporation’s stock ledger shall prepare a complete list of stockholders entitled to vote thereat; provided, however, if the record date for determining the stockholders entitled to vote is less than ten (10) days before the date of the meeting, the list shall reflect the stockholders entitled to vote as of the tenth day before the meeting date, arranged in alphabetical order and showing the address of each stockholder and number of shares registered in the name of each stockholder. For a period of ten (10) days prior to such meeting, such list shall be available for inspection by any stockholder during ordinary business hours, at the principal place of business of the Corporation or on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of meeting. If the meeting is to be held at a place, then a list of stockholders entitled to vote at the meeting shall be produced and kept at the time and place of the meeting during the whole time thereof and may be examined by any stockholder who is present. If the meeting is to be held solely by means of remote communication, then the list shall also be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of the meeting. Such list shall be open to examination by any stockholder for any purpose germane to the meeting. Except as otherwise provided by law, the stock ledger shall be the only evidence as to who are the stockholders entitled to examine the list of stockholders required by this Section 2.5 or to vote in person or by proxy at any meeting of stockholders.

2.6    Quorum; Adjournment. The holders of a majority in voting power of the outstanding shares entitled to vote at the meeting, present in person or by proxy, shall constitute a quorum at any meeting of stockholders, except as otherwise provided by law, the Charter, or these Bylaws. Where a separate vote by a class or classes or series is required, a majority of the voting power of the shares of such class or classes or series present in person or represented by proxy shall constitute a quorum entitled to take action with respect to that vote on that matter. Regardless of whether a quorum shall be present, the presiding person of the meeting or the Board may adjourn any meeting of stockholders for any reason from time to time. Notice need not be given of the new date, time or place for the adjourned meeting if the new date, time or place is announced at the meeting before adjournment. If the adjournment is for more than thirty (30) days, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. If after the adjournment a new record date for determination of stockholders entitled to vote is fixed for the adjourned meeting, the Board shall fix as the record date for determining stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote at the adjourned meeting, and shall give notice of the adjourned meeting to each stockholder of record as of the record date so fixed for notice of such adjourned meeting. At any adjourned meeting at which a quorum shall be present, in person or by proxy, any business may be transacted that may have been transacted at the original meeting had a quorum been present.

2.7    Required Vote; Withdrawal of Quorum. When a quorum is present at any meeting, the affirmative vote of the holders of at least a majority in voting power of the outstanding shares entitled to vote who are present, in person or by proxy, at the meeting and entitled to vote on the subject matter shall decide any question brought before such meeting, unless the question is one on which, by applicable law or any rule or regulation applicable to the Corporation or its stock, or under an express provision of the Charter or these Bylaws, a minimum or different vote is required, in which case the other or minimum vote required under such applicable law, rule or regulation, or such express provision shall be the vote required on such question. Once a share is represented for any purpose at a meeting other than solely to object, at the beginning of the meeting, to holding the meeting or transacting business at the meeting, it is deemed present for quorum purposes for the remainder of the meeting and for any adjournment of that meeting unless a new record date is or must be set for that adjourned meeting.

2.8    Method of Voting; Proxies. Except as otherwise provided in the Charter or by law, each outstanding share, regardless of class, shall be entitled to one vote on each matter submitted to a vote at a meeting of stockholders. Elections of directors need not be by written ballot. At any meeting of stockholders, every stockholder having the right to vote may vote either in person or by a proxy executed in writing by the stockholder or transmitted by the stockholder as permitted by law, including, without limitation, electronically, via telegram, internet, interactive voice response system, or other means of electronic transmission executed or authorized by such stockholder or by such stockholder’s duly authorized attorney-in-fact. Each such proxy shall be filed with the Secretary of the Corporation before or at the time the polls are closed on the matters to be voted on at the meeting. Any such proxy transmitted electronically shall set forth information from which it can be determined by the Secretary of the Corporation that such electronic transmission was authorized by the stockholder. No proxy shall be valid after eleven (11) months from the date of its execution, unless otherwise provided in the proxy. Each proxy shall be revocable unless expressly provided therein to be irrevocable and coupled with an interest sufficient in law to support an irrevocable power or unless otherwise made irrevocable by law.

2.9    Record Date. For the purpose of determining stockholders entitled to notice of any meeting of stockholders (other than a Stockholder Requested Special Meeting), or any adjournment or postponement thereof, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion, or exchange of stock or for the purpose of any other lawful action (other than stockholder action by written consent, which is governed by Section 2.12 hereof), the Board may fix a record date, for any such determination of stockholders, such date in any case to be not more than sixty (60) days before the date of such meeting or action, and, in the case of a record date for a meeting, not less than ten (10) days prior to such meeting. If the Board so fixes a record date for a meeting, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the Board determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination. If no record date is fixed:

(a)    The record date for determining stockholders entitled to notice of a meeting of stockholders shall be at 5:00 p.m. Eastern Time on the day next preceding the day on which notice is given or, if notice is waived, at 5:00 p.m. Eastern Time on the day next preceding the day on which the meeting is held.

(b)    The record date for determining stockholders for any other purpose shall be at 5:00 p.m. Eastern Time on the day on which the Board adopts the resolution relating thereto.

(c)    A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board may fix a new record date for the adjourned meeting.

2.10    Conduct of Meeting. At every meeting of stockholders the presiding person shall be the Chairman of the Board or, in the event of their absence or disability, the Lead Independent Director, if any, or, in the event of their absence or disability, a presiding person chosen by resolution of the Board. The Secretary, or in the event of his or her absence or disability, the Assistant Secretary, if any, or if there is no Assistant Secretary, in the absence of the Secretary, an appointee of the presiding person shall act as secretary of the meeting. The Board may adopt by resolution such rules or regulations for the conduct of meetings of stockholders as it shall deem necessary, appropriate or convenient. Subject to any such rules and regulations, the presiding person of any meeting shall have the right and authority to convene and to recess and/or adjourn the meeting, to prescribe rules, regulations and procedures for such meeting and to take all such actions as in the judgment of the presiding person are appropriate for the proper conduct of such meetings. Such rules, regulations or procedures, whether adopted by the Board or prescribed by the presiding person of the meeting, may include, without limitation, the following: (a) the establishment of an agenda or order of business for the meeting; (b) rules and procedures for maintaining order at the meeting and the safety of those present; (c) limitations on attendance at or participation in the meeting to stockholders of record of the Corporation, such stockholders duly authorized and constituted proxies or such other persons as the presiding person of the meeting shall determine; (d) restrictions on entry to the meeting after the time fixed for the commencement thereof; (e) limiting the time allotted to questions or comments; (f) determining when and for how long the polls should be opened and when the polls should be closed; (g) maintaining order and security at the meeting; (h) removing any stockholder or any other individual who refuses to comply with meeting procedures, rules or guidelines as set forth by the presiding person of the meeting; (i) concluding the meeting or recessing or adjourning the meeting, whether or not a quorum is present, to a later date and time and at a place announced at the meeting; (j) restricting the use of audio/video recording devices and cell phones; and (k) complying with any state and local laws and regulations concerning safety and security. The presiding person at any meeting of stockholders, in addition to making any other determinations that may be appropriate to the conduct of the meeting, shall determine and declare to the meeting that a matter or business was not properly brought before the meeting and, if such presiding person should so determine, such presiding person shall so declare to the meeting and any such matter of business not properly brought before the meeting shall not be transacted or considered. Unless and to the extent determined by the Board or the person presiding over the meeting, meetings of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure.

2.11    Inspectors. The Board or the Chairman of the Board may, and shall if required by law, in advance of any meeting of stockholders, appoint one or more inspectors to act at such meeting or any adjournment thereof. If any of the inspectors so appointed shall fail to appear or act, the presiding person of the meeting shall, or if inspectors shall not have been appointed, the presiding person of the meeting may, appoint one or more inspectors. Each inspector, before entering upon the discharge of such inspector’s duties, shall take and sign an oath faithfully to execute the duties of inspector at such meeting with strict impartiality and according to the best of such inspector’s ability. The inspectors shall determine the number of shares represented at the meeting, the existence of a quorum and the authenticity and validity of proxies and ballots and shall receive votes, ballots, or consents, hear and determine all challenges and questions arising in connection with the right to vote, count and tabulate all votes, ballots, or consents, determine the results, and do such acts as are proper to conduct the election or vote with fairness to all stockholders. On request of the presiding person of the meeting, the inspectors shall make a report in writing of any challenge, request, or matter determined by them and shall execute a certificate of any fact found by them. No director or candidate for the office of director shall act as an inspector of an election of directors. Inspectors need not be stockholders.

2.12    Approval of Corporate Action by Stockholders Without Meeting.

(a)    Unless otherwise restricted by the Charter, any action required or permitted to be taken at any annual or special meeting of the stockholders may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and if the procedures set forth in this Section 2.12 shall have been complied with and such consent or consents shall be delivered to the Corporation by delivery to its registered office in the State of Delaware, its principal place of business, or an officer or agent of the Corporation having custody of the book in which minutes of proceedings of stockholders are recorded. Delivery made to the Corporation’s registered office shall be by hand or by certified or registered mail, return receipt requested. Prompt notice of the taking of corporate action without a meeting by less than unanimous written consent shall, to the extent required by law, be given to those stockholders who have not consented in writing and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting if the record date for notice of such meeting had been the date that written consents signed by a sufficient number of holders to take the action were delivered to the Corporation.

(b)    In order that the Corporation may determine the stockholders entitled to consent to corporate action in writing without a meeting, the Board may fix a record date (the “Consent Record Date”), which date shall not precede the date upon which the resolution fixing the Consent Record Date is adopted by the Board, and which date shall not be more than 10 days after the date upon which the resolution fixing the Consent Record Date is adopted by the Board. Any stockholder seeking to have the stockholders authorize or take corporate action by written consent (a “Stockholder Requested Consent Solicitation”) shall, by written notice to the Secretary at the principal executive offices of the Corporation, first request the Board to fix a Consent Record Date for such purpose, which request shall be in proper form as provided in Article II, Section 2.12(c) of these Bylaws. The Board shall promptly, but in all events within 10 days after the date on which such a request is received or five days after delivery of any information requested by the Corporation to determine the validity of any such request or whether the action to which such request relates is an action that may be taken by written consent of stockholders in lieu of a meeting, determine the validity of such request and whether such request relates to an action that may be taken by written consent of the stockholders in lieu of a meeting under this Section 2.12(b) and applicable law. If such request is valid, the Board may adopt a resolution fixing the Consent Record Date (unless a Consent Record Date has previously been fixed by the Board pursuant to the first sentence of this Section 2.12(b)). If (i) the request required by this Section 2.12(b) has been determined by the Board to be valid and to relate to an action that may be effected by written consent in accordance with this Section 2.12 and applicable law or (ii) no such determination shall have been made by the date required by this Section 2.12(b), and in either event no Consent Record Date has been fixed by the Board, the Consent Record Date shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the Corporation in accordance with Article II, Section 2.12(d) of these Bylaws. If no Consent Record Date has been fixed by the Board and prior action by the Board is required by applicable law, the Consent Record Date shall be at 5:00 p.m. Eastern Time on the date on which the Board adopts the resolution taking such prior action. For purposes hereof, a “Consent Requesting Person” shall mean (x) the stockholder or stockholders of record making the request to fix a Consent Record Date, (y) the beneficial owner or beneficial owners, if different from the stockholder of record, on whose behalf such request is made and (z) any affiliate of such stockholder of record or beneficial owner(s).

(c)    To be in proper form for purposes of Article II, Section 2.12(b) of these Bylaws, a request by a stockholder for the Board to fix a Consent Record Date shall set forth the action proposed to be taken by written consent of stockholders in lieu of a meeting and, as to each matter to be submitted for stockholder action by written consent in the Stockholder Requested Consent Solicitation and each Consent Requesting Person and Stockholder Associated Person (as defined below), include any other information required to be set forth in a notice under Article II, Section 2.13 of these Bylaws as if such matter were to be considered at an annual meeting of stockholders, except that for purposes of this Section 2.12(c)(iii), the term “Consent Requesting Person” shall be substituted for the term “stockholder” in all places it appears in Article II, Section 2.13 of these Bylaws. Notwithstanding anything to the contrary contained in this Section 2.12(c), upon receipt of a request by a stockholder to set a record date in order to have stockholders authorize or take corporate action by written consent, the Board may require the stockholder(s) submitting such request to furnish such other information as may be requested by the Board to determine the validity of the request required by this Section 2.12(c) and to determine whether such request relates to an action that may be effected by written consent of stockholders in lieu of a meeting under this Section 2.12 and applicable law and any other information that could be material to the stockholders.

(d)    The Secretary shall not accept, and shall consider ineffective, any request to set a Consent Record Date that (i) does not comply with this Section 2.12, (ii) relates to an action proposed to be taken by written consent of stockholders in lieu of a meeting that is not a proper subject for stockholder action under applicable law, (iii) includes an action proposed to be taken by written consent of stockholders in lieu of a meeting that did not appear on the written request that resulted in the determination of the Consent Record Date or (iv) otherwise does not comply with applicable law. Notwithstanding anything in these Bylaws to the contrary, if the Board determines that any request to fix a Consent Record Date was not properly made in accordance with this Section 2.12, or determines that the stockholders of record requesting that the Board fix such Consent Record Date have not otherwise complied with this Section 2.12, then the Board shall not be required to fix such Consent Record Date.

(e)    Every written consent pursuant to this Section 2.12 shall bear the date of signature of each stockholder who shall sign such consent and no written consent shall be effective to take the corporate action referred to therein unless, within 60 days of the date of the earliest dated consent delivered to the Corporation in the manner required by this Section 2.12, written consents signed by a sufficient number of stockholders to take action shall be delivered to the Corporation by delivery to its registered office in the State of Delaware, to its principal place of business or to an officer or agent of the Corporation having custody of the book in which proceedings of meetings of the stockholders are recorded. Delivery of written consents under this Section 2.12 shall be by hand or by certified or registered mail, return receipt requested.

(f)    In the event of the delivery to the Corporation of a written consent or consents purporting to represent the requisite voting power to authorize or take corporate action and/or related revocations, the Secretary of the Corporation shall provide for the safekeeping of such consents and revocations and shall promptly engage nationally recognized independent inspectors of election for the purpose of promptly performing a ministerial review of the validity of the consents and revocations. No action by written consent without a meeting shall be effective until such inspectors of election have completed their review, determined that the requisite number of valid and unrevoked consents has been obtained to authorize or take the action specified in the consents and certified such determination for entry in the records of the Corporation kept for the purpose of recording the proceedings of meetings of stockholders.

(g)    Any stockholder seeking an action proposed to be taken by written consent shall further update the information previously provided by such stockholder to the Corporation in connection therewith, if necessary, so that the information provided or required to be provided pursuant to this Section 2.12 shall be true and correct (i) as of the record date for determining the stockholders eligible to take such action and (ii) as of the date that is 10 days prior to the date the consent solicitation is commenced. Such update shall be delivered to, or mailed and received by, the Secretary of the Corporation at the principal executive office of the Corporation not later than 5:00 p.m. Eastern Time five business days after the Consent Record Date (in the case of the update required to be made as of the record date) and not later than five business days prior to the date that the consent solicitation is commenced (in the case of the update required to be made as of 10 business days prior to the date the consent solicitation is commenced). Any stockholder giving a written consent, or the stockholder’s proxy holder, may revoke the consent in any manner permitted by applicable law.

(h)    In addition to the requirements of this Section 2.12, each Consent Requesting Person shall comply with all requirements of applicable law, including all requirements of the Exchange Act, with respect to any Stockholder Requested Consent Solicitation. Notwithstanding anything in these Bylaws to the contrary, any action by written consent of stockholders in lieu of the meeting that does not comply with the requirements of this Section 1.11 shall be considered invalid and the Secretary shall not accept, and shall consider ineffective, any consents delivered to the Corporation in connection therewith.

(i)    Notwithstanding anything to the contrary set forth above, (i) none of this Section 2.12 shall apply to any solicitation of stockholder action by written consent in lieu of a meeting by or at the direction of the Board and (ii) the Board shall be entitled to solicit stockholder action by written consent in accordance with applicable law.

2.13    Advance Notice by Stockholders of Nominations and Proposals of Business
.
(a)    Annual Meetings of Stockholders.

(i)Nominations of persons for election to the Board and proposals of business to be transacted by the stockholders may be made at an annual meeting of stockholders (i) pursuant to the Corporation’s proxy materials with respect to such meeting (or any supplement thereto), (ii) by or at the direction of the Board, or (iii) by any stockholder of the Corporation who is a stockholder of record at the time of the giving of the notice required in Section 2.13(b) through the date of such stockholder meeting, who is entitled to vote at such meeting and who has complied with the notice procedures set forth in this Section 2.13. The foregoing clause (iii) shall be the exclusive means for a stockholder to make nominations or propose business (other than matters included in the Corporation’s proxy materials pursuant to Rule 14a-8 or Rule 14a-11 under the Exchange Act) at a meeting of stockholders.

(ii)In order to assure that stockholders and the Corporation have a reasonable opportunity to consider nominations and other business proposed to be brought before a meeting of stockholders and to allow for full information to be distributed to stockholders, a stockholder properly may bring nominations or other business before an annual meeting of stockholders only if (i) the stockholder has given timely notice thereof in writing to the Secretary of the Corporation, and (ii) any such business (other than the nominations for persons for election to the Board) is a proper matter for stockholder action under the DGCL. To be timely, a stockholder’s notice must be received by the Secretary at the principal executive offices of the Corporation not earlier than 5:00 p.m. Eastern Time on the 120th calendar day, and not later than 5:00 p.m. Eastern Time on the 90th calendar day prior to the one-year anniversary of the date on which the Corporation’s proxy statement was released to stockholders in connection with the previous year’s annual meeting of stockholders; provided, however, that, subject to the last sentence of this subsection (b), if the meeting is convened more than thirty (30) days prior to or delayed by more than seventy (70) days after the anniversary of the preceding year’s annual meeting, or if no annual meeting was held in the preceding year, notice by the stockholder to be timely must be received not later than 5:00 p.m. Eastern Time on the later of the ninetieth day before such annual meeting, and the tenth (10th) day following the day on which public disclosure of the date of such meeting is first made. In no event shall an adjournment or postponement of an annual meeting for which notice has been given commence a new time period (or extend any time period) for the giving of a stockholder’s notice.

(iii)Such stockholder’s notice shall set forth:

(A)as to each individual whom the stockholder proposes to nominate for election or reelection as a director (each, a “Proposed Nominee”), if any:

(I)the name, age, business address and residence address of such Proposed Nominee;

(II)the principal occupation and employment of such Proposed Nominee;

(III)a written questionnaire with respect to the background and qualification of such Proposed Nominee completed by the Proposed Nominee in the form required by the Corporation (which form the stockholder shall request in writing from the Secretary and which the Secretary shall provide to such stockholder within ten (10) days of receiving such request);

(IV)such Proposed Nominee’s executed written consent to being named in the proxy statement as a nominee;

(V)such Proposed Nominee’s written representation and agreement in the form required by the Corporation (which form the stockholder shall request in writing from the Secretary and which the Secretary shall provide to such stockholder within ten (10) days of receiving such request) that: (1) such Proposed Nominee is not and will not become party to any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such person, if elected as a director of the Corporation, will act or vote on any issue or question (a “Voting Commitment”) that has not been disclosed to the Corporation or any Voting Commitment that could limit or interfere with such person’s ability to comply, if elected as a director of the Corporation, with such person’s fiduciary duties under applicable law; (2) such Proposed Nominee is not and will not become a party to any agreement, arrangement, or understanding with any person or entity other than the Corporation with respect to any direct or indirect compensation, reimbursement, or indemnification in connection with service or action as a director that has not been disclosed to the Corporation; (3) such Proposed Nominee would, if elected as a director, comply with applicable law of the exchanges upon which the Corporation’s shares of common stock trade, all of the Corporation’s corporate governance, ethics, conflict of interest, confidentiality and stock ownership and trading policies and guidelines applicable generally to the Corporation’s directors, and applicable fiduciary duties under state law and, if elected as a director of the Corporation, such person currently would be in compliance with any such policies and guidelines that have been publicly disclosed; (4) such Proposed Nominee intends to serve a full term if elected as a director of the Corporation; and (5) such Proposed Nominee will provide facts, statements and other information in all communications with the Corporation and its stockholders that are or will be true and correct in all material respects, and that do not and will not omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

(VI)all information relating to such person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with the solicitation of proxies for the election of directors in a Contested Election (as defined below), or may otherwise be required, pursuant to Section 14 of the Exchange Act (or pursuant to any law or statute replacing such section), and the rules and regulations promulgated thereunder; and

(VII)a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among such person being nominated, on the one hand, and the stockholder and any Stockholder Associated Person, on the other hand, including, without limitation all information that would be required to be disclosed pursuant to Item 404 promulgated under Regulation S-K if the stockholder making the nomination and any Stockholder Associated Person were the “registrant” for purposes of such rule and the person being nominated were a director or executive officer of such registrant;

(B)as to each matter the stockholder proposes to bring before the meeting:

(I) a brief description of the business desired to be brought before the meeting;

(II)the text of the proposal (including the complete text of any resolutions proposed for consideration and, in the event that such business includes a proposal to amend any incorporation document, including, but not limited to, the Charter or these Bylaws, the language of the proposed amendment); and

(III)a complete and accurate description of any material interest in such business of each stockholder and any Stockholder Associated Person (as defined below), individually or in the aggregate, including any anticipated benefit to the stockholder and any Stockholder Associated Person therefrom, and all other information related to such proposed business that would be required to be disclosed in a proxy statement or other filing required to be made by the stockholder or any Stockholder Associated Person in connection with the solicitation of proxies or consents in support of such proposed business by such stockholder or any Stockholder Associated Person pursuant to Regulation 14A under the Exchange Act;

(C)as to the stockholder giving notice, any Proposed Nominee and any Stockholder Associated Person (as defined below):

(I)the name and record address of such stockholder, Proposed Nominee and Stockholder Associated Person (including, if applicable, as they appear on the Corporation’s books and records);

(II)the class and series and number of shares of each class and series of capital stock of the Corporation which are, directly or indirectly, owned beneficially and/or of record by such stockholder, any Proposed Nominee or any Stockholder Associated Person, and the date or dates such shares were acquired and the investment intent of such acquisition;

(III)the nominee holder for, and number of, any Corporation securities owned beneficially but not of record by such stockholder, Proposed Nominee or Stockholder Associated Person;

(IV)short interest of such stockholder, Proposed Nominee or Stockholder Associated Person in any security of the Corporation (for purposes of these Bylaws, a person shall be deemed to have a short interest in a security if such person, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has the opportunity to profit or share in any profit derived from any decrease in the value of the subject security);

(V)a complete and accurate description of all agreements, arrangements or understandings (whether written or oral) (including any derivative or short positions, profit interests, options, warrants, convertible securities, stock appreciation or similar rights with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class or series of capital stock of the Corporation or with a value derived in whole or in part from the value of any class or series of capital stock of the Corporation, hedging transactions, and borrowed or loaned shares) (a “Derivative Instrument”), that have been entered into as of the date of the stockholder’s notice or any supplement thereto by, or on behalf of, such stockholder, Proposed Nominee or Stockholder Associated Person, whether or not such instrument or right shall be subject to settlement in underlying shares of capital stock of the Corporation;

(VI)any rights to dividends on the shares of the Corporation owned beneficially by such stockholder, Proposed Nominee or Stockholder Associated Person;

(VII)any proportionate interest in shares of capital stock of the Corporation or Derivative Instruments held, directly or indirectly, by a general or limited partnership or similar entity in which such stockholder, Proposed Nominee or Stockholder Associated Person (1) is a general partner or, directly or indirectly, beneficially owns an interest in a general partner, or (2) is the manager, managing member or, directly or indirectly, beneficially owns an interest in the manager or managing member of a limited liability company or similar entity;

(VIII)any substantial interest, direct or indirect (including, without limitation, any existing or prospective commercial, business or contractual relationship with the Corporation), by security holdings or otherwise, of such stockholder, Proposed Nominee or Stockholder Associated Person, in the Corporation or any affiliate thereof, other than an interest arising from the ownership of Company securities where such stockholder, Proposed Nominee or Stockholder Associated Person receives no extra or special benefit not shared on a pro rata basis by all other holders of the same class or series;

(IX)a complete and accurate description of all agreements, arrangements or understandings, written or oral, and formal or informal, (1) between or among the stockholder giving the notice and any of the Stockholder Associated Persons or (2) between or among the stockholder giving the notice or any of the Stockholder Associated Persons and any other person or entity (naming each such person or entity) in connection with or related to the foregoing or any Proposed Nominee, including without limitation (x) any proxy, contract, arrangement, understanding or relationship pursuant to which such proposing stockholder or Stockholder Associated Person has the right to vote any shares of any security of the Corporation; (y) any understanding, formal or informal, written or oral, that the stockholder giving the notice or any of the Stockholder Associated Persons may have reached with any stockholder of the Corporation (including their names) with respect to how such stockholder will vote its shares in the Corporation at any meeting of the Corporation’s stockholders or take other action in support of any Proposed Nominee, or other action to be taken, by the proposing stockholder or any of the Stockholder Associated Persons, and (z) any other agreements that would be required to be disclosed by the stockholder giving the notice or any Stockholder Associated Person or any other person or entity pursuant to Item 5 or Item 6 of a Schedule 13D that would be filed pursuant to the Exchange Act and the rules and regulations promulgated thereunder (regardless of whether the requirement to file a Schedule 13D is applicable to the stockholder giving the notice, or any Proposed Nominee or any Stockholder Associated Person or other person or entity);

(X)a complete and accurate description of any performance-related fees (other than an asset-based fee) to which any such stockholder, Proposed Nominee or Stockholder Associated Person may be entitled as a result of any increase or decrease in the value of shares of the Corporation or any Derivative Instruments; and

(XI)the investment strategy or objective, if any, of such stockholder and each such Stockholder Associated Person who is not an individual and a copy of the prospectus, offering memorandum or similar document, if any, provided to investors or potential investors in such stockholder and each such Stockholder Associated Person;

(D)a complete and accurate description of any pending or, to such stockholder’s knowledge, threatened legal proceeding in which such stockholder, any Proposed Nominee or any Stockholder Associated Person is a party or participant involving the Corporation or any officer, affiliate or associate of the Corporation;

(E)a representation from the stockholder as to whether the stockholder or any Stockholder Associated Person intends or is part of a group which intends (I) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Corporation’s outstanding capital stock required to approve or adopt the proposal and/or (II) otherwise to solicit proxies in support of such proposal;

(F)a representation from the stockholder as to whether the stockholder or any Stockholder Associated Person intends or is part of a group which intends (I) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Corporation’s outstanding capital stock required to elect the Proposed Nominee and/or (II) otherwise to solicit proxies in support of such Proposed Nominee;

(G)whether and the extent to which any agreement, arrangement or understanding has been made, the effect or intent of which is to increase or decrease the voting power of such stockholder or such Stockholder Associated Person with respect to any shares of the capital stock of the Corporation, without regard to whether such transaction is required to be reported on a Schedule 13D in accordance with the Exchange Act;

(H)such other information regarding each matter of business to be proposed by such stockholder, regarding the stockholder in his or her capacity as a proponent of a stockholder proposal, or regarding any Stockholder Associated Person, that would be required to be disclosed in a proxy statement or other filings required to be made in connection with the solicitations of proxies for such business or the election of any Proposed Nominee, or is otherwise required, pursuant to Section 14 of the Exchange Act (or pursuant to any law or statute amending, restating or replacing such section) and the rules and regulations promulgated thereunder;

(I)a representation that such stockholder is a holder of record of stock of the Corporation entitled to vote at such meeting, that such stockholder intends to vote such stock at such meeting, and that such stockholder intends to appear in person or by proxy at the annual meeting to bring such business before the meeting, and an acknowledgment that, if such stockholder does not appear to present such proposal at such annual meeting, the Corporation need not present such proposal for a vote at such meeting, notwithstanding that proxies in respect of such vote may have been received by the Corporation; and

(J)a representation that such stockholder intends to appear in person or by proxy at the annual meeting to nominate any Proposed Nominees, and an acknowledgment that if such stockholder does not appear to present such any such Proposed Nominees at such annual meeting, the Corporation need not present such nominee for a vote at such meeting, notwithstanding that proxies in respect of such vote may have been received by the Corporation.

In addition to the information required above, the Corporation may require any Proposed Nominee to furnish such other information as may reasonably be required by the Corporation to determine the eligibility of such Proposed Nominee to serve as an independent director of the Corporation or that could be material to a reasonable stockholder’s understanding of the independence, or lack thereof, of such nominee, under the listing standards of each principal securities exchange upon which the shares of the Corporation are listed, any applicable rules of the Securities and Exchange Commission and any publicly disclosed standards used by the Board in determining and disclosing the independence of the Corporation’s directors, including those applicable to a director’s service on any of the committees of the Board.
(b)    Special Meeting of Stockholders. Only such business as shall have been brought before the special meeting of the stockholders pursuant to the Corporation’s notice of meeting shall be conducted at such meeting. Nominations of persons for election to the Board may be made at a special meeting of stockholders at which directors are to be elected pursuant to the Corporation’s notice of meeting (i) by or at the direction of the Board or a committee appointed by the Board for such purpose or (ii) provided that the Board has determined that the directors shall be elected at such meeting, by any stockholder of the Corporation who is entitled to vote at the meeting, who complies with the notice procedures set forth in these Bylaws and who is a stockholder of record at the time such notice is delivered to the Secretary of the Corporation. In the event the Corporation calls a special meeting of stockholders for the purpose of electing one or more directors of the Corporation, any stockholder entitled to vote at such meeting may nominate a person or persons, as the case may be, for election to such position(s) as specified by the Corporation, if the stockholder’s notice including all information required to be set forth in a notice for the nomination of a director under this Section 2.13 shall be delivered to the Secretary of the Corporation at the principal executive offices of the Corporation not earlier than the one-hundred twenty (120) days prior to such special meeting and not later than 5:00 pm Eastern Time ninety (90) days prior to such special meeting or, if public disclosure of the date of the special meeting and of the nominees proposed by the Board to be elected at such meeting is first made less than ninety (90) days prior to the date of the special meeting, the tenth (10th) day following the day on which such public disclosure is first made.

(c)    General.

(i)Except as provided in this Section 2.13, a person shall not be eligible for election or reelection as a director at an annual meeting unless the person is nominated by a stockholder in accordance with this Section 2.13 or the person is nominated by or at the direction of the Board, and no business shall be conducted at an annual or special meeting except business brought in accordance with the procedures set forth in this Section 2.13. Except as otherwise required by law, the Charter or these Bylaws, the Chairman of the Board or other person presiding the meeting shall have the power and the duty to determine whether a nomination or any business proposed to be brought before the meeting has been made in accordance with the procedures set forth in these Bylaws and, if any proposed nomination or business is not in compliance with these Bylaws, to declare that such defectively proposed business or nomination shall not be presented for stockholder action at the meeting and shall be disregarded. Notwithstanding the foregoing provisions of this Section 2.13, if the stockholder (or a qualified representative of the stockholder) proposing a nominee for director or business to be conducted at a meeting does not appear at the meeting of stockholders of the Corporation to present such nomination or business, such nomination shall be disregarded and such proposed business shall not be transacted, notwithstanding that proxies in respect of such vote may have been received by the Corporation.

(ii)A stockholder providing notice under this Section 2.13 shall update such notice, if necessary, so that the information provided or required to be provided in such notice shall continue to be true and correct (A) as of the record date for the meeting and (B) as of the date that is ten (10) business days prior to the meeting (or any postponement, adjournment or recess thereof), and such update shall be delivered to, or mailed and received by, the Secretary of the Corporation at the principal executive office of the Corporation not later than five (5) business days after the record date for the meeting (in the case of an update required to be made as of the record date) and not later than seven business days prior to the date for the meeting, if practicable or, if not practicable, on the first practicable date prior to the special meeting or any adjournment, recess or postponement thereof (in the case of an update required to be made as of ten (10) business days prior to the meeting or any adjournment, recess or postponement thereof).

(iii)If any information submitted pursuant to this Section 2.13. by any stockholder proposing business for consideration or individuals to nominate for election or reelection as a director at an annual meeting shall be inaccurate in any respect, such information may be deemed not to have been provided in accordance with these Bylaws. Any such stockholder shall notify the Corporation of any inaccuracy or change in any such information within two business days of becoming aware of such inaccuracy or change. Upon written request by the Secretary, the Board or any committee thereof, any such stockholder shall provide, within seven business days of delivery of such request (or such other period as may be specified in such request), (A) written verification, reasonably satisfactory to the Board, any committee thereof or any authorized officer of the Corporation, to demonstrate the accuracy of any information submitted by the stockholder pursuant to this Bylaw, and (B) a written update of any information (including written confirmation by such stockholder that it continues to intend to bring such nomination or other business proposal before the meeting) submitted by the stockholder pursuant to this Section 2.13 as of an earlier date. If a stockholder fails to provide such written verification within such period, the information as to which written verification was requested may be deemed not to have been provided in accordance with this Section 2.13.

(iv)Notwithstanding the foregoing provisions of this Section 2.13, a stockholder shall also comply with all applicable requirements of state law and all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to matters set forth herein, provided, however, that any references in these Bylaws to the Exchange Act or the rules promulgated thereunder are not intended to and shall not limit the requirements applicable to stockholder proposals to be considered pursuant to this Section 2.13.

(v)Nothing in this Section 2.13 shall be deemed to affect any rights (A) of stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act or (B) of stockholders to request inclusion of nominees in the Corporation’s proxy statement pursuant to Rule 14a-11 under the Exchange Act or (C) of the holders of any series of Preferred Stock to elect directors pursuant to any applicable provisions of the Charter. Subject to Rule 14a-8 and Rule 14a-11 under the Exchange Act, nothing in these Bylaws shall be construed to permit any stockholder, or give any stockholder the right, to include or have disseminated or described in the Corporation’s proxy statement any nomination of a director or directors or any other business proposal.

(vi)As used in these Bylaws, including this Section 2.13, (A) an “affiliate” and “associate” each have the respective meanings set forth in Rule 12b-2 under the Exchange Act; (B) “Stockholder Associated Person” shall mean (I) any person who is a member of a “group” (as such term is used in Rule 13d‑5 of the Exchange Act) with or otherwise acting in concert with such stockholder, (II) any beneficial owner of shares of stock of the Corporation owned of record or beneficially by such stockholder (other than a stockholder that is a depositary), (III) any person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such stockholder or such Stockholder Associated Person and beneficially owns, directly or indirectly, shares of stock of the Corporation, (IV) any person that directly, or indirectly through one or more intermediaries, controls such stockholder or any Stockholder Associated Person and (V) any participant (as defined in paragraphs (a)(ii)‑(vi) of Instruction 3 to Item 4 of Schedule 14A, or any successor instructions) with such stockholder or other Stockholder Associated Person in respect of any proposals or nominations, as applicable; and (C) “public disclosure” shall be deemed to include a disclosure made in a press release reported by a national news service, in a document filed by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act, or in a notice pursuant to the applicable rules of an exchange on which the securities of the Corporation are listed.

ARTICLE III
DIRECTORS

3.1Management. The business and affairs of the Corporation shall be managed by or under the direction of the Board. The Board may exercise all such authority and powers of the Corporation and do all such lawful acts and things as are not by statute or the Charter directed or required to be exercised or done solely by the stockholders.

3.2    Number; Qualification; Election; Term. The number of directors that shall constitute the entire Board shall not be more than eleven (11), or such greater number as may be determined by the Board. Except as otherwise provided by the Bylaws or the Charter, the directors shall be elected at each annual meeting of stockholders at which a quorum is present. Directors shall be elected by a majority of the votes cast (as defined below) by the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors, provided, however, that directors shall be elected by a plurality of the votes cast by the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors for which (a) the Secretary receives a notice that a stockholder has nominated one or more candidates for election to the Board in compliance with the requirements set forth in these Bylaws; and (b) such nomination has not been withdrawn by such stockholder on or prior to the tenth (10th) day preceding the date that the Corporation first mails its notice of meeting for such meeting to the stockholders. The term “votes cast” includes votes to withhold authority in each case but excludes abstentions and broker non-votes with respect to a director’s election. Each director elected at an annual meeting of stockholders shall hold office until the date of the subsequent annual meeting following the annual meeting at which such director was elected or, if earlier, until such director’s death, resignation, or removal from office. None of the directors need be a stockholder of the Corporation or a resident of the State of Delaware. Each director must have attained the age of majority.

3.3    Change in Number. No decrease in the number of directors constituting the entire Board shall have the effect of shortening the term of any incumbent director.
3.4    Vacancies. Except as otherwise provided in the Charter or these Bylaws, newly created directorships resulting from any vacancies on the Board resulting from death, resignation, retirement, disqualification, removal from office or any other cause shall, unless otherwise required by the DGCL, be filled only by the Board, provided that if the directors then in office constitute less than a quorum of the Board, they may fill the vacancy by the affirmative vote of a majority of the directors then in office.

3.5    Meetings of Directors. The directors may hold their meetings and may have an office and keep the books of the Corporation, except as otherwise provided by statute, in such place or places within or without the State of Delaware as the Board may from time to time determine or as shall be specified in the notice of such meeting or duly executed waiver of notice of such meeting.

3.6    Annual Meeting. The annual meeting of the Board for the purpose of organization, the election of officers and the transaction of other business may be held on the same day and at the same place as the annual meeting of stockholders or at such other time and place (within or without the State of Delaware) as shall be specified in a notice of the annual meeting of the Board given as hereinafter provided in Section 3.9 of this Article III.

3.7    Regular Meetings. Regular meetings of the Board shall be held at such times and places, if any, as shall be designated from time to time by resolution of the Board.

3.8    Special Meetings. Special meetings of the Board shall be held whenever called by the Chairman of the Board, the Lead Independent Director (if any), the President, or the Secretary. In addition, if the Board has appointed a Lead Independent Director, then the Lead Independent Director may convene a meeting of the independent directors or non-management members of the Board.

3.9    Notice. The Secretary shall give notice of each annual, regular or special meeting of the Board to each director for which notice is required, at least (i) twenty-four (24) hours before the meeting if by telephone or by being personally delivered or sent by telex, telecopy, electronic transmission or similar means or (ii) five (5) days before the meeting if delivered by mail to the director’s residence or usual place of business; provided, however, that if the Chairman of the Board or the President determines that it is otherwise necessary or advisable to hold the meeting sooner, the Chairman of the Board or the President, as the case may be, may prescribe a shorter notice to be given personally or by email, telephone, facsimile or any other similar means of communication. Such notice shall be deemed to be delivered when deposited in the United States mail so addressed, with first class postage prepaid, or when transmitted if sent by telex, telecopy, electronic transmission or similar means. Neither the business to be transacted at nor the purpose of any annual, regular or special meeting of the Board need be specified in the notice or waiver of notice of such meeting. Any director may waive notice of any meeting, either before or after the meeting, by a writing signed by the director entitled to the notice, or by electronic transmission by the director, and filed with the minutes or corporate records. Notice of any such meeting need not be given to any director who shall attend such meeting without protesting, prior to or at its commencement, the lack of notice.

3.10    Quorum; Majority Vote. At all meetings of the Board, a majority of the directors then in office shall constitute a quorum for the transaction of business. If at any meeting of the Board there be less than a quorum present, a majority of those present or any director solely present may adjourn the meeting from time to time without further notice until a quorum is present. Unless the act of a greater number is required by law, the Charter, or these Bylaws, the act of a majority of the directors present at a meeting at which a quorum is in attendance shall be the act of the Board. At any time that the Charter provides that directors elected by the holders of a class or series of stock shall have more or less than one vote per director on any matter, every reference in these Bylaws to a majority or other proportion of directors shall refer to a majority or other proportion of the votes of such directors.

3.11    Procedure. At meetings of the Board, business shall be transacted in such order as from time to time the Board may determine. The Chairman of the Board, if such office has been filled, and, if not or if the Chairman of the Board is absent or otherwise unable to act, the President shall preside at all meetings of the Board. In the absence or inability to act of either such officer, a chairman shall be chosen by the Board from among the directors present. The Secretary of the Corporation shall act as the secretary of each meeting of the Board unless the Board appoints another person to act as secretary of the meeting. The Board shall keep regular minutes of its proceedings which shall be placed in the minute book of the Corporation.

3.12    Compensation. The Board shall have the authority to fix the compensation, including fees and reimbursement of expenses, paid to directors for attendance at regular or special meetings of the Board or any committee thereof; provided, however, that nothing contained in these Bylaws shall be construed to preclude any director from serving the Corporation in any other capacity or receiving compensation therefor.

3.13    Chairman of the Board. The Chairman of the Board shall be chosen from among the directors. Except as otherwise provided in these Bylaws, the Chairman of the Board shall preside at all meetings of the stockholders and all meetings of the Board. The Chairman of the Board shall be the medium of communication to the Board and to the standing committees of all matters presented for their consideration, and shall have such powers and perform such duties as may from time to time be assigned to the Chairman by the Board. The Chairman of the Board may but need not be an employee of the Corporation. In addition to the election of the Chairman of the Board, the Board may elect one or more vice-chairpersons or lead directors to perform such other duties as may be designated by the Board.

3.14    Lead Independent Director. At its discretion, the Board may appoint a Lead Independent Director. The Lead Independent Director shall convene and chair sessions of the independent directors (as defined under the rules of any stock exchange on which the Corporation’s securities are traded) or non-management members of the Board and shall have such other powers and duties as the Board may assign from time to time. In the absence of the Chairman of the Board, or if the Chairman of the Board is unable to preside, the Lead Independent Director shall preside at all meetings of the Board and at all meetings of shareholders. If at any Board meeting neither of the Chairman nor the Lead Independent Director is present or able to act, the Board shall select one of its members as acting chair of the meeting or any portion thereof.

3.15    Action by Board or Committees Without Meeting. Any corporate action that could be approved at a meeting of the Board or of any committee created by the Board may be approved without a meeting if one or more consents, in writing or by electronic transmission, setting forth the corporate action so approved are executed by all the directors or by all the members of the committee, and such consents are filed with the minutes of proceedings of the board or committee in accordance with applicable law.

3.16    Removal. Subject to the Charter, any director may be removed, with or without cause, from office at any time, at a meeting called for that purpose or at an annual meeting, and only by the affirmative vote of the holders of a majority of the voting power of the issued and outstanding shares entitled to vote for the election of directors.

ARTICLE IV
COMMITTEES

4.1    Designation. The Board may, by resolution, designate one or more committees.

4.2    Number; Qualification; Term. Each committee shall consist of two or more directors appointed by resolution adopted by the Board. The number of committee members may be increased or decreased (but not below two directors) from time to time by resolution adopted by the Board. Each committee member shall serve as such until the earliest of (i) the expiration of such committee member’s term as director, (ii) such committee member’s resignation as a committee member or as a director, or (iii) such committee member’s removal as a committee member or as a director. The Board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of the committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not he, she or they constitute a quorum, may unanimously appoint another member of the Board to act at the meeting in place of any such absent or disqualified member.

4.3    Authority. Each committee, to the extent expressly provided in the resolution establishing such committee, shall have and may exercise all of the authority of the Board in the management of the business and property of the Corporation except to the extent expressly restricted by law, the Charter, or these Bylaws, and may authorize the seal of the Corporation to be affixed to all papers which may require it.

4.4    Committee Changes. The Board shall have the power at any time to fill vacancies in, to change the membership of, and to discharge any committee.

4.5    Regular Meetings. Regular meetings of any committee may be held at such time and place as may be designated from time to time by the committee and communicated to all members thereof at least (i) twenty-four (24) hours before the meeting if by telephone or by being personally delivered or sent by telex, telecopy, electronic transmission or similar means or (ii) five (5) days before the meeting if delivered by mail to the director’s residence or usual place of business. Such notice shall be deemed to be delivered when deposited in the United States mail so addressed, with postage prepaid, or when transmitted if sent by telex, telecopy, electronic transmission or similar means.

4.6    Special Meetings. Special meetings of any committee may be held whenever called by any committee member. The committee member calling any special meeting shall cause notice of such special meeting, including therein the time and place of such special meeting, to be given to each committee member at least (i) twenty-four (24) hours before the meeting if by telephone or by being personally delivered or sent by telex, telecopy, electronic transmission or similar means or (ii) five (5) days before the meeting if delivered by mail to the director’s residence or usual place of business; provided, however, that if the chair of the committee determines that it is otherwise necessary or advisable to hold the meeting sooner, the chair of the committee may prescribe a shorter notice to be given personally or by email, telephone, facsimile or any other similar means of communication. Such notice shall be deemed to be delivered when deposited in the United States mail so addressed, with postage prepaid, or when transmitted if sent by telex, telecopy, electronic transmission or similar means. Notice of any special meeting of any committee need not be given to any director who attends such meeting without protesting the lack of notice to him or her, prior to or at the commencement of such meeting, or to any director who submits a signed waiver of notice (including by electronic transmission). Neither the business to be transacted at nor the purpose of any special meeting of any committee need be specified in the notice or waiver of notice of any special meeting.

4.7    Quorum; Majority Vote. At meetings of any committee, a majority of the number of members designated by the Board shall constitute a quorum for the transaction of business. If a quorum is not present at a meeting of any committee, a majority of the members present may adjourn the meeting from time to time, without notice other than an announcement at the meeting, until a quorum is present. The act of a majority of the members present at any meeting at which a quorum is in attendance shall be the act of a committee, unless the act of a greater number is required by law, the Charter, or these Bylaws.

4.8    Minutes. Each committee shall cause minutes of its proceedings to be prepared and shall report the same to the Board upon the request of the Board. The minutes of the proceedings of each committee shall be delivered to the Secretary of the Corporation for placement in the minute books of the Corporation.

4.9    Compensation. Committee members may, by resolution of the Board, be allowed a fixed sum and expenses of attendance, if any, for attending any committee meeting or a stated salary.

4.10    Responsibility. The designation of any committee and the delegation of authority to it shall not operate to relieve the Board or any director of any responsibility imposed upon it or such director by law.

ARTICLE V
NOTICE

5.1    Method. Whenever by statute, the Charter, or these Bylaws, notice is required to be given to any director, committee member or stockholder and no provision is made as to how such notice shall be given, personal notice shall not be required and any such notice may be given (i) in writing, by mail, postage prepaid, addressed to such committee member, director or stockholder at such person’s address as it appears on the books or (in the case of a stockholder) the stock transfer records of the Corporation, or (ii) by any other method permitted by law (including, without limitation, by facsimile telecommunication, when directed to a number at which a stockholder has consented to receive notice, electronic mail, when directed to an electronic mail address at which a stockholder has consented to receive notice, posting on an electronic network together with separate notice to a stockholder of such specific posting and by any other form of electronic transmission, when directed to a stockholder). Any notice required or permitted to be given by overnight courier service shall be deemed effective when dispatched with all charges prepaid and addressed as aforesaid. Any notice required or permitted to be given by telegram, cablegram or other electronic transmission as permitted by law shall be deemed effective at the time it is dispatched with all charges prepaid and addressed as aforesaid.

5.2    Waiver. Whenever any notice is required to be given to any stockholder, director, or committee member of the Corporation by statute, the Charter, or these Bylaws, a waiver thereof in writing, or by electronic transmission (subject to compliance with applicable law), executed by the person or persons entitled to such notice, whether before or after the time stated therein, shall be equivalent to the giving of such notice. Attendance of a stockholder, director, or committee member at a meeting shall constitute a waiver of notice of such meeting, except where such person attends for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened.

ARTICLE VI
OFFICERS

6.1    Number; Titles; Term of Office. The officers of the Corporation shall be a Chief Executive Officer, a President, a Chief Financial Officer, a Secretary, and such other officers as the Board may from time to time elect or appoint, including, without limitation, one or more Vice Presidents (with each Vice President to have such descriptive title, if any, as the Board shall determine), and a Treasurer. Each officer shall hold office until such officer’s successor shall have been duly elected and shall have qualified, or, if earlier, until such officer’s death, or until such officer shall resign or shall have been removed in the manner hereinafter provided. Any two or more offices may be held by the same person. None of the officers need be a stockholder or a director of the Corporation or a resident of the State of Delaware.

6.2    Removal. Any officer or agent elected or appointed by the Board may be removed by the Board whenever in its judgment the best interest of the Corporation will be served thereby, but such removal shall be without prejudice to the contract rights, if any, of the person so removed. Election or appointment of an officer or agent shall not of itself create contract rights.

6.3    Vacancies. Any vacancy occurring in any office of the Corporation (by death, resignation, removal, or otherwise) may be filled by the Board.

6.4    Authority. Officers shall have such authority and perform such duties in the management of the Corporation as are provided in these Bylaws or as may be determined by resolution of the Board not inconsistent with these Bylaws.

6.5    Compensation. The compensation, if any, of officers and agents shall be fixed from time to time by the Board; provided, however, that the Board may delegate the power to determine the compensation of any officer and agent (other than the officer to whom such power is delegated) to the Chairman of the Board or the President.

6.6    Chief Executive Officer. The Chief Executive Officer shall be the chief executive officer of the Corporation and shall have the powers and perform the duties incident to that position. If the Chief Executive Officer is a director, the Chief Executive Officer shall, in the absence of the Chairman of the Board, or if a Chairman of the Board shall not have been elected, preside at each meeting of the Board or the stockholders. Subject to the powers of the Board, the Chief Executive Officer shall be in the general and active charge of the entire business and affairs of the Corporation, including authority over its officers, agents and employees, and shall have such other duties as may from time to time be assigned to the Chief Executive Officer by the Board. The Chief Executive Officer shall see that all orders and resolutions of the Board are carried into effect, and execute bonds, mortgages and other contracts requiring a seal under the seal of the Corporation, except where required or permitted by law to be otherwise signed and executed and except where the signing and execution thereof shall be expressly delegated by the Board to some other officer or agent of the Corporation.

6.7    President. The President shall be the chief operating officer of the Corporation. They shall perform all duties incident to the office of President, and be responsible for the general direction of the operations of the business, reporting to the Chief Executive Officer, and shall have such other duties as may from time to time be assigned to the President by the Board or as may be provided in these Bylaws. At the written request of the Chief Executive Officer, or in the Chief Executive Officer’s absence or in the event of the Chief Executive Officer’s inability to act, the President shall perform the duties of the Chief Executive Officer, and, when so acting, shall have the powers of and be subject to the restrictions placed upon the Chief Executive Officer in respect of the performance of such duties.

6.8    Chief Financial Officer. The Chief Financial Officer shall (i) have charge and custody of, and be responsible for, all the funds and securities of the Corporation, (ii) keep full and accurate accounts of receipts and disbursements in books belonging to the Corporation, (iii) deposit all moneys and other valuables to the credit of the Corporation in such depositories as may be designated by the Board or pursuant to its direction, (iv) receive, and give receipts for, moneys due and payable to the Corporation from any source whatsoever, (v) disburse the funds of the Corporation and supervise the investments of its funds, taking proper vouchers therefor, (vi) render to the Board, whenever the Board may require, an account of the financial condition of the Corporation, and (vii) in general, perform all duties incident to the office of Chief Financial Officer and such other duties as from time to time may be assigned to the Chief Financial Officer by the Board. The Chief Financial Officer may also be the Treasurer if so determined by the Board and perform the duties hereinafter provided in Section 6.10 of this Article VI.

6.9    Vice Presidents. Each Vice President shall have such powers and duties as may be assigned to such Vice President by the Board or the President, and (in order of their seniority as determined by the Board or, in the absence of such determination, as determined by the length of time they have held the office of Vice President) shall exercise the powers of the President during that officer’s absence or inability to act. As between the Corporation and third parties, any action taken by a Vice President in the performance of the duties of the President shall be conclusive evidence of the absence or inability to act of the President at the time such action was taken.

6.10    Treasurer. The Treasurer shall have custody of the Corporation’s funds and securities, shall keep full and accurate account of receipts and disbursements, shall deposit all monies and valuable effects in the name and to the credit of the Corporation in such depository or depositories as may be designated by the Board, and shall perform such other duties as may be prescribed by the Board or the President.

6.11    Assistant Treasurers. Each Assistant Treasurer shall have such powers and duties as may be assigned to such Assistant Treasurer by the Board or the President. The Assistant Treasurers (in the order of their seniority as determined by the Board or, in the absence of such a determination, as determined by the length of time they have held the office of Assistant Treasurer) shall exercise the powers of the Treasurer during that officer’s absence or inability to act.

6.12    Secretary. Except as otherwise provided in these Bylaws, the Secretary shall keep the minutes of all meetings of the Board and of the stockholders in books provided for that purpose, and the Secretary shall attend to the giving and service of all notices. The Secretary shall have custody of the corporate seal of the Corporation (if any) and shall have authority to affix the same to any instrument requiring it and to attest it. The Secretary shall have charge of the certificate books, transfer books, and stock papers as the Board may direct, all of which shall at all reasonable times be open to inspection by any director upon application at the office of the Corporation during ordinary business hours. The Secretary shall in general perform all duties that are incident to the office of the Secretary, subject to the control of the Board and the President.

6.13    Assistant Secretaries. Each Assistant Secretary shall have such powers and duties as may be assigned to such Assistant Secretary by the Board or the President. The Assistant Secretaries (in the order of their seniority as determined by the Board or, in the absence of such a determination, as determined by the length of time they have held the office of Assistant Secretary) shall exercise the powers of the Secretary during that officer’s absence or inability to act.

ARTICLE VII
CERTIFICATES AND STOCKHOLDERS

7.1    Certificates for Shares. The Board may issue stock certificates, or may provide by resolution or resolutions that some or all of any or all classes or series of stock of the Corporation shall be uncertificated shares of stock. Any issued stock certificates for shares of stock or series of stock of the Corporation shall be in such form as shall be approved by the Board. The certificates shall be signed by the Chairman of the Board or the President or a Vice President and also by the Secretary or an Assistant Secretary or by the Treasurer or an Assistant Treasurer. Any and all signatures on the certificate may be sealed with the seal of the Corporation or a facsimile thereof. If any officer, transfer agent, or registrar who has signed, or whose facsimile signature has been placed upon, a certificate has ceased to be such officer, transfer agent, or registrar before such certificate is issued, such certificate may be issued by the Corporation with the same effect as if they were such officer, transfer agent, or registrar at the date of issue. The certificates shall be consecutively numbered and shall be entered in the books of the Corporation as they are issued and shall exhibit the holder’s name and the number of shares. A certificate representing shares issued by the Corporation shall, if the Corporation is authorized to issue more than one class or series of stock, set forth upon the face or back of the certificate, or shall state that the Corporation will furnish to any stockholder upon request and without charge, a full statement of the designations, powers, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights. The Corporation shall furnish to any holder of uncertificated shares, upon request and without charge, a full statement of the designations, powers, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights.

7.2    Replacement of Lost or Destroyed Certificates. The Board may direct a new certificate or certificates to be issued in place of a certificate or certificates theretofore issued by the Corporation and alleged to have been lost or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate or certificates representing shares to be lost or destroyed. When authorizing such issue of a new certificate or certificates the Board may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost or destroyed certificate or certificates, or such owner’s legal representative, to advertise the same in such manner as it shall require and/or to give the Corporation a bond with a surety or sureties satisfactory to the Corporation in such sum as it may direct as indemnity against any claim, or expense resulting from a claim, that may be made against the Corporation in respect of the certificate or certificates alleged to have been lost or destroyed.

7.3    Facsimile Signatures. Any or all of the signatures on a certificate may be a facsimile, engraved or printed. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if such person were such officer, transfer agent or registrar at the date of issue.

7.4    Transfer of Shares. Shares of stock of the Corporation shall be transferable only on the books of the Corporation by the holders thereof in person or by their duly authorized attorneys or legal representatives. Upon surrender to the Corporation or the transfer agent of the Corporation of a certificate (if any) representing shares duly endorsed or accompanied by proper evidence of succession, assignment, or authority to transfer, the Corporation or its transfer agent shall issue (if requested) a new certificate to the person entitled thereto, cancel the old certificate (if any), and record the transaction upon its books, provided, however, that the Corporation shall be entitled to recognize and enforce any lawful restriction on transfer.

7.5    Registered Stockholders. The Corporation shall be entitled to treat the holder of record of any share or shares of stock as the holder in fact thereof and, accordingly, shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise provided by law.

7.6    Regulations. The Board shall have the power and authority to make all such rules and regulations as it may deem expedient concerning the issue, transfer, and registration or the replacement of certificates for shares of stock of the Corporation.

7.7    Legends. The Board shall have the power and authority to provide that certificates representing shares of stock bear such legends as the Board deems appropriate to assure that the Corporation does not become liable for violations of federal or state securities laws or other applicable law.

ARTICLE VIII
INDEMNIFICATION/ADVANCEMENT OF EXPENSES

8.1    Nature of Indemnity. Each person who was or is made a party or is threatened to be made a party to or is involved (including, without limitation, as a witness) in any actual or threatened action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter, a “proceeding”), by reason of the fact that such person is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director or officer of another corporation or of a partnership, limited liability company, joint venture, trust or other enterprise, including, without limitation, service with respect to an employee benefit plan (hereinafter, an “Indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director or officer or in any other capacity while so serving, shall be indemnified and held harmless by the Corporation to the full extent permitted by the DGCL, as the same exists or may hereafter be amended, or by other applicable law as then in effect, against all expense, liability and loss (including, without limitation, attorneys’ fees, costs and charges, judgments, fines, excise taxes or penalties under the Employee Retirement Income Security Act of 1974, as amended from time to time (“ERISA”), penalties and amounts paid or to be paid in settlement) actually and reasonably incurred or suffered by such Indemnitee in connection therewith; provided, however, that except as provided in Section 8.3 of this Article VIII with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such Indemnitee in connection with a proceeding (or part thereof) initiated by such Indemnitee only if such proceeding (or part thereof) was authorized by the Board. Each person who is or was serving as a director or officer of a majority-owned subsidiary of the Corporation shall be deemed to be serving, or have served, at the request of the Corporation.

8.2    Advances for Expenses. Reasonable expenses (including, without limitation, attorneys’ fees, costs and charges) incurred by an Indemnitee in defending a proceeding shall be paid by the Corporation in advance of the final disposition of such proceeding upon receipt of (a) a written affirmation of the director’s good faith belief that the director has met the standard of conduct described in Section 145 of the DGCL, and (b) an undertaking by or on behalf an Indemnitee to repay all amounts so advanced in the event that it shall ultimately be determined by final judicial decision from which there is no further right to appeal that such Indemnitee is not entitled to be indemnified by the Corporation as authorized in this Article VIII. The Board may, upon approval of such Indemnitee, authorize the Corporation’s counsel to represent such person in any proceeding, whether or not the Corporation is a party to such proceeding.

8.3    Procedure for Indemnification and Advancement. Any indemnification or advance of expenses (including, without limitation, attorney’s fees, costs and charges) under this Article VIII shall be made promptly, and in any event within 60 days, or, in the case of a claim for an advancement of expenses, within 20 days, upon the written request of an Indemnitee (and, in the case of advance of expenses, receipt of a written undertaking by or on behalf of such Indemnitee to repay such amount if it shall ultimately be determined that such Indemnitee is not entitled to be indemnified therefor pursuant to the terms of this Article VIII). The right to indemnification or advancement as granted by this Article VIII shall be enforceable by such Indemnitee in any court of competent jurisdiction, if the Corporation denies such request, in whole or in part, or if no disposition thereof is made within 60 days (or 20 days with respect to advancement of expenses). Such Indemnitee’s costs and expenses incurred in connection with successfully establishing such Indemnitiee’s right to indemnification or advancement, in whole or in part, in any such action shall also be indemnified by the Corporation to the fullest extent permitted by law. It shall be a defense to any such action (other than an action brought to enforce a claim for the advance of expenses (including, without limitation, attorney’s fees, costs and charges) under this Article

VIII where the required affirmation and undertaking, if any, has been received by the Corporation) that the claimant has not met the standard of conduct set forth in the DGCL, as the same exists or hereafter may be amended, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its directors who are not parties to such action, a committee of such directors, independent legal counsel or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because the claimant has met the applicable standard of conduct set forth in the DGCL, as the same exists or hereafter may be amended, nor the fact that there has been an actual determination by the Corporation (including its directors who are not parties to such action, a committee of such directors, independent legal counsel or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

8.4    Other Rights; Continuation of Right to Indemnification. The indemnification and advancement of expenses provided by this Article VIII shall not be deemed exclusive of any other rights to which a person seeking indemnification or advancement of expenses may be entitled under any law (common or statutory), bylaw, agreement, vote of stockholders or directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding office or while employed by or acting as agent for the Corporation, and shall continue as to a person who has ceased to be a director or officer, and shall inure to the benefit of the estate, heirs, executors and administers of such person. All rights to indemnification and advancement of expenses under this Article VIII shall be deemed to be a contract between the Corporation and each Indemnitee. Any repeal or modification of this Article VIII or any repeal or modification of relevant provisions of the DGCL or any other applicable laws shall not in any way diminish any rights to indemnification or to advancement of expenses of such Indemnitee or the obligations of the Corporation arising hereunder with respect to any proceeding arising out of, or relating to, any actions, transactions or facts occurring prior to the final adoption of such repeal or modification.

8.5    Insurance. The Corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director or officer of another corporation, partnership, limited liability company, joint venture, trust or other enterprise (including, without limitation, with respect to an employee benefit plan), against any liability asserted against them and incurred by such person or on such person’s behalf in any such capacity, or arising out of such person’s status as such, whether or not the Corporation would have the power to indemnify such person against such liability under the provisions of this Article VIII; provided, however, that such insurance is available on acceptable terms, which determination shall be made by a vote of a majority of the Board.

8.6    Savings Clause. If this Article VIII or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify each person entitled to indemnification under the first paragraph of this Article VIII as to all expense, liability and loss (including, without limitation, attorneys’ fees, costs and charges, fines, ERISA excise taxes and penalties, penalties and amounts paid or to be paid in settlement) actually and reasonably incurred or suffered by such person and for which indemnification is available to such person pursuant to this Article VIII to the full extent permitted by any applicable portion of this Article VIII that shall not have been invalidated and to the full extent permitted by applicable law.

ARTICLE IX
MISCELLANEOUS PROVISIONS

9.1    Dividends. Subject to provisions of law and the Charter, dividends may be declared by the Board at any regular or special meeting and may be paid in cash, in property, or in shares of stock of the Corporation. Such declaration and payment shall be at the discretion of the Board.

9.2    Reserves. There may be created by the Board out of funds of the Corporation legally available therefor such reserve or reserves as the Board from time to time, in its discretion, considers proper to provide for contingencies, to equalize dividends, or to repair or maintain any property of the Corporation, or for such other purpose as the Board shall consider beneficial to the Corporation, and the Board may modify or abolish any such reserve in the manner in which it was created.

9.3    Books and Records. The Corporation shall keep correct and complete books and records of account, shall keep minutes of the proceedings of its stockholders and Board and shall keep at its registered office or principal place of business, or at the office of its transfer agent or registrar, a record of its stockholders, giving the names and addresses of all stockholders and the number and class of the shares held by each.

9.4    Fiscal Year. The fiscal year of the Corporation shall be fixed by the Board; provided, however, that if such fiscal year is not fixed by the Board and the selection of the fiscal year is not expressly deferred by the Board, the fiscal year shall be the calendar year.

9.5    Seal. The seal of the Corporation shall be such as from time to time may be approved by the Board.

9.6    Resignations. Any director, committee member, or officer may resign by so stating at any meeting of the Board or by giving written notice to the Board, the Chairman of the Board, the President, or the Secretary. Such resignation shall take effect at the time specified therein or, if no time is specified therein, immediately upon its acceptance by the Chairman of the Board or the Chief Executive Officer.

9.7    Securities of Other Corporations. The Chairman of the Board, the President, or any Vice President of the Corporation shall have the power and authority to transfer, endorse for transfer, vote, consent, or take any other action in respect of any securities of another issuer that may be held or owned by the Corporation and to make, execute, and deliver any waiver, proxy, or consent in respect of any such securities.

9.8    Telephone Meetings. Members of the Board, members of a committee of the Board and the stockholders may participate in and hold a meeting by means of a conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting pursuant to this Section 9.8 shall constitute presence in person at such meeting, except where a person participates in the meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened.

9.9    Treasury Regulation 1.382-3. For purposes of applying Article VIII of the Charter, if the Board reasonably believes that any person may have violated the Article VIII provisions (including whether a person is part of an single entity under Treasury Regulation Section 1.382-3 and thus is a Substantial Holder), then the Board shall be authorized to require such person to provide such information, representations, agreements and/or opinions of counsel (which if required shall be “should” level opinions issued by nationally recognized counsel approved by the Board, and, for the avoidance of doubt, can include the stockholder’s regular counsel) in support of the position that no violation has occurred.

9.10    Invalid Provisions. If any part of these Bylaws shall be held invalid or inoperative for any reason, the remaining parts, so far as it is possible and reasonable, shall remain valid and operative.

9.11    Mortgages, etc. In respect of any deed, deed of trust, mortgage, or other instrument executed by the Corporation through its duly authorized officer or officers, the attestation to such execution by the Secretary of the Corporation shall not be necessary to constitute such deed, deed of trust, mortgage, or other instrument a valid and binding obligation against the Corporation unless the resolutions, if any, of the Board authorizing such execution expressly state that such attestation is necessary.

9.12    Headings. The headings used in these Bylaws have been inserted for administrative convenience only and do not constitute matter to be construed in interpretation.

9.13    References. Whenever herein the singular number is used, the same shall include the plural where appropriate, and words of any gender should include each other gender where appropriate.

9.14    Exclusive Forum. Unless the Corporation consents in writing to the selection of an alternative forum (an “Alternative Forum Consent”), the Delaware Court of Chancery shall be the sole and exclusive forum for, and shall have exclusive jurisdiction with respect to, (a) any derivative action or proceeding brought on behalf of the Corporation, (b) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, stockholder, employee or agent of the Corporation to the Corporation or the Corporation’s stockholders, including a claim alleging the aiding and abetting of such a breach of fiduciary duty, (c) any action asserting a claim against the Corporation or any current or former director, officer, stockholder, employee or agent of the Corporation arising out of or relating to any provision of the DGCL, the Charter or these Bylaws, (d) any action asserting a claim related to or involving the Corporation or any director, officer, stockholder, employee or agent of the Corporation that is governed by the internal affairs doctrine of the State of Delaware, or (e) any action asserting an “internal corporate claim” as that term is defined in Section 115 of the DGCL; provided, however, that, in the event that the Delaware Court of Chancery lacks subject matter jurisdiction over any such action or proceeding, the sole and exclusive forum for such action or proceeding shall be another state or federal court located within the State of Delaware. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Section 9.14. If any action the subject matter of which is within the scope of this Section 9.14 is filed in a court other than the Delaware Court of Chancery (or any other state or federal court located within the State of Delaware, as applicable) (a “Foreign Action”) by or in the name of any stockholder, such stockholder shall be deemed to have notice of and consented to (i) the exclusive personal jurisdiction of the Delaware Court of Chancery (or such other state or federal court located within the State of Delaware, as applicable) in connection with any action brought in any such court to enforce this Section 9.14 and (ii) having service of process made upon such stockholder in any such action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder. The existence of any prior Alternative Forum Consent shall not act as a waiver of the Corporation’s ongoing consent right as set forth above in this Section 9.14 with respect to any current or future actions or claims. Failure to enforce the foregoing provisions would cause the Corporation irreparable harm and the Corporation shall be entitled to equitable relief, including injunctive relief and specific performance, to enforce the foregoing provisions.

9.15    Amendments. These Bylaws may be amended or repealed or new Bylaws adopted only in accordance with Article IX of the Charter.